EXHIBIT 99.1

Atrion Reports Third Quarter Results

ALLEN, Texas, Nov. 08, 2017 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ:ATRI) today announced that for the third quarter of 2017 revenues totaled $37.9 million compared with $37.8 million for the same period in 2016. Operating income for the just-ended quarter was $11.5 million compared to $11.0 million in the same period of 2016. Net income for the third quarter was $8.0 million as compared to $7.6 million in last year’s third quarter.  On a diluted per share basis, earnings for the period increased to $4.29 as compared to $4.10 for the same quarter of last year.

Commenting on the results for the third quarter compared to the same period of 2016, David Battat, President and CEO, said, “We are very pleased with our Cardiovascular revenues, which were up 13% or $1.4 million. Our overall sales were essentially flat due to lower sales in other product areas, most notably in Ophthalmology which continued to show the impact of a previously disclosed interruption in orders from a customer which has withdrawn its product from the market pending resolution of a quality issue unrelated to the component we supply.” Mr. Battat continued, “Operational improvements contributed to an increase in gross profit margins to 49% compared to 47% in the same quarter in 2016. Operating income, net income and diluted earnings per share all increased by 5% compared to last year’s quarter.”  Mr. Battat added, “During the quarter our cash and short and long term investments increased by $12.8 million to a total of $70.1 million as of September 30, 2017.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$37,903	$37,835	$112,571	$110,193
Cost of goods sold	19,498	20,211	57,841	57,789
Gross profit	18,405	17,624	54,730	52,404
Operating expenses	6,926	6,648	21,749	20,889
Operating income	11,479	10,976	32,981	31,515

Interest and dividend income	287	106	806	315
Other income	--	1	1	(309)
Income before income taxes	11,766	11,083	33,788	31,521
Income tax provision	(3,795)	(3,469)	(5,841)	(9,511)
Net income	$7,971	$7,614	$27,947	$22,010

Income per basic share	$4.30	$4.17	$15.16	$12.07

Weighted average basic shares outstanding	1,852	1,825	1,844	1,823

Income per diluted share	$4.29	$4.10	$15.06	$11.86

Weighted average diluted shares outstanding	1,857	1,858	1,856	1,856

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 30,	Dec. 31,
ASSETS	2017	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$20,995	$20,022
Short-term investments	38,959	24,080
Total cash and short-term investments	59,954	44,102
Accounts receivable	19,585	17,166
Inventories	29,924	29,015
Prepaid expenses and other	3,001	3,181
Total current assets	112,464	93,464
Long-term investments	10,112	9,945
Property, plant and equipment, net	66,518	65,265
Other assets	13,032	13,268

	$202,126	$181,942

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	12,694	9,073
Line of credit	--	--
Other non-current liabilities	10,981	9,881
Stockholders’ equity	178,451	162,988

	$202,126	$181,942